Exhibit 99.3

September 21, 2022

Jayud Global Logistics Limited

c/o 4th Floor, Building 4, Shatoujiao Free Trade Zone

Shenyan Road, Yantian District

Shenzhen, China

Dear Sirs:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of Jayud Global Logistics Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become an independent director of the Company. I further agree that immediately upon the United States Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ Feiyong Li
Name: Feiyong Li